Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century Bancorp, Inc. and subsidiaries

We consent to the incorporation by reference in the registration statements (Nos. 333-127194, 333-117816, and 333-117476) on Forms S-8 of New Century Bancorp, Inc. and subsidiary of our report dated March 26, 2010, with respect to the consolidated financial statements of New Century Bancorp, Inc. and subsidiary, which report appears in New Century Bancorp, Inc. and subsidiary’s 2009 Annual Report on Form 10-K.

Raleigh, North Carolina

March 26, 2010